Exhibit 99.2
News Release
Investor Contact: Erik Aldag, (212) 878-1831
Media Contact: Michael Landau, (212) 878-1840

Minerals Technologies Announces New $75 Million Share Repurchase Program

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NEW YORK, October 26, 2020 – Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) today announced that its Board of Directors has authorized a new, one-year $75 million share repurchase program, effective immediately. This program replaces the previous share repurchase program authorized by the Board of Directors that expired on October 23, 2020. Under the previous one-year program, MTI repurchased shares amounting to approximately $50 million.

“The authorization for a new share repurchase program demonstrates the Board of Directors’ confidence in our business model and continued strong cash flow generation,” said Douglas T. Dietrich, Chief Executive Officer. “Our balanced approach to capital deployment, supported by a solid balance sheet, gives MTI the flexibility to return capital to shareholders while also investing in our strategic growth initiatives.”

Under the new share repurchase program, shares may be repurchased from time to time in the open market or in private transactions at the Company’s discretion, subject to market conditions and other factors, and in accordance with applicable regulatory requirements.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a global resource- and technology-based company that develops, produces and markets a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The company reported sales of $1.8 billion in 2019. For further information, please visit our website at www.mineralstech.com. (MTI-G)